                                                                    EXHIBIT 4(o)

                                                                  EXECUTION COPY

                                   CMS ENERGY

            THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

         THIS THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this "Security Agreement"), dated as of December 8, 2003, is made by CMS ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Michigan (the "Grantor"), to CITICORP USA, INC. ("CUSA"), as Collateral Agent (the "Collateral Agent") for the lenders (the "Lenders") parties to the Credit Agreement (as hereinafter defined).

                             PRELIMINARY STATEMENTS

         (1) The Grantor has previously entered into that certain Second Amended and Restated Pledge and Security Agreement, dated as of September 12, 2003 (said Agreement, as amended or otherwise modified from time to time prior to the date hereof, being the "Existing Security Agreement") in connection with that certain Third Amended and Restated Credit Agreement, dated as of September 12, 2003, among the Grantor, CUSA, as Administrative Agent and as Collateral Agent, and the Lenders named therein (said Agreement, as amended or otherwise modified from time to time prior to the date hereof, being the "Existing Credit Agreement").

         (2) The Grantor, CMS Enterprises Company, a Michigan corporation, CUSA, as Administrative Agent and as Collateral Agent, and the Lenders have agreed to amend and restate the Existing Credit Agreement pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of December 8, 2003 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement").

         (3) The Grantor is the owner of the Collateral described in Exhibit "A" hereto.

         (4) It is a condition precedent to the effectiveness of the Credit Agreement that the Grantor shall have made the pledge contemplated by this Agreement.

         (5) It is the intention of the parties hereto that this Security Agreement be merely an amendment and restatement of the Existing Security Agreement and not constitute a novation of the grants of security or the obligations thereunder.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Extensions of Credit under the Credit Agreement, the Grantor hereby agrees with the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, that the Existing Security Agreement is amended and restated in its entirety as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

         1.2. Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Security Agreement are used herein as defined in the New York UCC.

         1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statements, the following terms shall have the following meanings:

         "Accounts" shall have the meaning set forth in Article 9 of the New York UCC.

         "Article" means a numbered article of this Security Agreement, unless another document is specifically referenced.

         "Collateral" means all Accounts and Instruments payable to the Grantor by Enterprises or any of its Subsidiaries (including, without limitation, the Instruments described on Exhibit "A"), the Investment Property described on Exhibit "A", all General Intangibles constituting payment obligations of Enterprises or any of its Subsidiaries to the Grantor and the Equity General Intangibles in which the Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights) and products thereof, together with records related thereto.

         "Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

         "Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Equity General Intangibles" shall mean any General Intangible constituting the Grantor's right, title and interest in any limited liability company or partnership described on Exhibit "A" in which the Grantor now has or hereafter acquires any right or interest.

         "Event of Default" means an event described in Section 5.1.

         "Exhibit" refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

         "General Intangibles" shall have the meaning set forth in Article 9 of the New York UCC.

         "Instruments" shall have the meaning set forth in Article 9 of the New York UCC.

         "Investment Property" shall have the meaning set forth in Article 9 of the New York UCC.

         "Lenders" means the lenders party to the Credit Agreement and their successors and assigns.

         "New York UCC" means the New York Uniform Commercial Code as in effect from time to time.

         "Permitted Liens" means the Liens permitted to be created, incurred or assumed or otherwise to exist pursuant to Section 7.02(a) of the Credit Agreement.

         "Section" means a numbered section of this Security Agreement, unless another document is specifically referenced.

         "Secured Obligations" means any and all existing and future indebtedness, obligations and liabilities of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all reasonable and reimbursable fees, costs and expenses incurred by any Secured Party in connection with the preparation, administration, collection or enforcement thereof), of the Grantor to any Secured Party, arising under or pursuant to this Security Agreement, the Credit Agreement and any other Loan Document.

         "Secured Parties" means the Collateral Agent, the Administrative Agent and each Lender.

         "Security" has the meaning set forth in Article 8 of the New York UCC.

         "Stock Rights" means any securities, dividends or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which the Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II
                           GRANT OF SECURITY INTEREST

         2.1. The Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations, provided, however, that the principal amount of the Secured Obligations secured by the security interests granted pursuant to this Security Agreement shall not exceed the lesser of (x) an amount that would cause all secured Indebtedness of Grantor outstanding on the date hereof to exceed 5% of the "Consolidated Net Tangible Assets" (as defined in the Twelfth Supplemental Indenture dated as of July 2, 2001 between the Grantor and Bank One Trust Company, N.A. (successor to NBD
Bank) with respect to the Grantor's original Indenture dated as of September 15,
1992) as of the date hereof and (y) an amount that would cause all secured Indebtedness of Grantor outstanding on the date hereof to exceed 10% of "Consolidated Assets" (as defined in the Sixth Supplemental Indenture dated as of March 19, 1996 between the Grantor and The Chase Manhattan Bank (National Association) with respect to the Grantor's original Indenture dated as of January 15, 1994) of Grantor at such date.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         The Grantor represents and warrants to the Collateral Agent and the other Secured Parties that:

         3.1. Title, Authorization, Validity and Enforceability. The Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens (other than Permitted Liens), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. The execution and delivery by the Grantor of this Security Agreement has been duly authorized by proper corporate or other proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the Grantor and creates a security interest which is enforceable against the Grantor in all now owned and hereafter acquired Collateral. When financing statements (or appropriate amendments to existing filings) have been filed in the appropriate offices against the Grantor in the locations listed on Exhibit "B", the Collateral Agent will have a fully perfected first priority security interest in the Collateral in which a security interest may be perfected by filing.

         3.2. Conflicting Laws and Contracts. The execution, delivery and performance by the Grantor of this Security Agreement (i) are within the Grantor's powers, (ii) have been duly authorized by all necessary corporate or other organizational action or proceedings and (iii) do not and will not (A) require any consent or approval of the stockholders (or other applicable holder of equity) of the Grantor (other than such consents and approvals which have been obtained and are in full force and effect), (B) violate any provision of the charter or by-laws (or other comparable constitutive documents) of the Grantor or of law, (C) violate any legal restriction binding on or affecting the Grantor, (D) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Grantor is a party or by which it or its properties may be bound or affected, or (E) result in or require the creation of any Lien (other than pursuant to the Loan Documents as defined in the Credit Agreement) upon or with respect to any of its properties.

         3.3. Type and Jurisdiction of Organization. The Grantor is a corporation organized under the laws of the State of Michigan.

         3.4. Pledged Securities and Certain Pledged General Intangibles. Exhibit "A" sets forth a complete and accurate list of the Instruments, Securities and Equity General Intangibles delivered to the Collateral Agent. The Grantor is the direct and beneficial owner of each Instrument, Security and Equity General Intangible listed on Exhibit "A" as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties hereunder and other Permitted Liens. The Grantor further represents and warrants that (i) all such Securities or Equity General Intangibles which are shares of stock in a corporation or ownership interests in a partnership or limited liability company and in which the Grantor is granting a security interest pursuant to this Security Agreement have been (to the extent such concepts are relevant with respect to such Security or Equity General Intangible) duly and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other equity interests) of the respective issuers thereof indicated on Exhibit "A" hereto and (ii) with respect to any certificates delivered to the Collateral Agent representing an ownership interest in a partnership or limited liability company and in which the Grantor is granting a security interest pursuant to this Security Agreement, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible.

                                   ARTICLE IV
                                    COVENANTS

         From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

         4.1. General.

                  4.1.1 Inspection. The Grantor will permit the Collateral Agent or any Lender, by its representatives and agents (i) to inspect the Collateral,
(ii) to examine and make copies of the records of the Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of the Grantor with, and to be advised as to the same by, the Grantor's officers and employees all at such reasonable times and intervals as the Collateral Agent or such Lender may determine.

                  4.1.2 Records and Reports. The Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Collateral Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.

                  4.1.3 Financing Statements and Other Actions; Defense of Title. The Grantor hereby authorizes the Collateral Agent to file, and if requested will execute and deliver to the Collateral Agent, all financing statements describing the Collateral and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral. The Grantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

                  4.1.4 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Grantor will preserve its existence as a corporation, not change its state of organization, and not change its mailing address, unless, in each such case, the Grantor shall have given the Collateral Agent not less than 10 days' prior written notice of such event or occurrence and the Collateral Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Collateral Agent's security interest in the Collateral, or (y) taken such steps (with the cooperation of the Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Collateral Agent's security interest in the Collateral.

         4.2. Instruments and Securities. The Grantor will (i) deliver to the Collateral Agent immediately upon execution of this Security Agreement the originals of all Securities constituting Collateral (if any then exist), (ii) deliver to the Collateral Agent within thirty days after execution of this Security Agreement the originals of all Instruments constituting Collateral owned by the Grantor (if any then exist) and (iii) hold in trust for the Collateral Agent upon receipt and immediately thereafter deliver to the Collateral Agent any additional Securities and Instruments constituting Collateral, in each case together with a stock power or endorsement therefor executed in blank.

         4.3. Uncertificated Securities and Equity General Intangibles. The Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated Securities or Equity General Intangibles not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated Securities or Equity General Intangibles not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement. The Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent.

         4.4. Stock and Other Ownership Interests. The Grantor will permit any registerable Collateral to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default.

         4.5. Voting Rights and Dividends

         4.5.1 Rights Prior to Default. So long as no Event of Default, and no Default under Section 8.01(f) of the Credit Agreement, shall have occurred and be continuing:

                  (i) Until the Collateral Agent shall have notified the Grantor in writing to the contrary, the Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Security Agreement or the Credit Agreement; provided, however, that the Grantor shall not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Collateral.

                  (ii) The Grantor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral, provided, however , that any and all (a) dividends and interest paid or payable other than in cash in respect of, and securities, instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral, and (b) dividends, interest and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement or assignment).

                  (iii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Grantor all such proxies and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i), above, and to receive the dividends and interest which it is authorized to receive and retain pursuant to paragraph (ii), above.

         4.5.2 Rights During Default. Upon the occurrence and during the continuance of a Default under Section 8.01(f) of the Credit Agreement or an Event of Default:

                  (i) Upon written notice to the Grantor by the Collateral Agent, which notice can only be given by the Collateral Agent with respect to the Collateral consisting of the common stock of Consumers after the Grantor has filed an application with the Federal Energy Regulatory Commission seeking approval pursuant to Section 203 of the Federal Power Act, 16 U.S.C. 824b, to transfer the common stock of Consumers to the Collateral Agent and received such approval from the Federal Energy Regulatory Commission, all rights of the Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to
         Section 4.5.1(i) and to receive the dividends and interest which it would otherwise be authorized to receive and retain pursuant to Section 4.5.1(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest. The Grantor shall only file the application pursuant to
         Section 203 of the Federal Power Act referred to in the prior sentence if the Collateral Agent instructs it to do so in writing, and the Grantor shall have 10 days after receipt of such instruction in which to prepare and make the filing; provided, that the Collateral Agent can withdraw such instruction at any time before the expiration of the ninth day after its receipt.

                  (ii) All dividends and interest and other property which are received by the Grantor after proper written notice has been received by the Grantor pursuant to paragraph (i) of this Section 4.5.2 shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

                                   ARTICLE V
                                     DEFAULT

         5.1. Default. The occurrence of any "Event of Default" under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

         5.2. Acceleration and Remedies. Upon the acceleration of the Obligations under the Credit Agreement pursuant to Section 8.02 thereof, the Collateral Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

                  5.2.1 Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this
Section 5.2.1 shall not be understood to limit any rights or remedies available to the Collateral Agent and the other Secured Parties prior to an Event of Default.

                  5.2.2 Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement.

                  5.2.3 Without notice except as specifically provided herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

                                   ARTICLE VI
                        WAIVERS, AMENDMENTS AND REMEDIES

         6.1. No delay or omission of the Collateral Agent or any other Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 10.01 of the Credit Agreement and the Grantor, and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the other Secured Parties until the Secured Obligations have been paid in full in cash and all of the Commitments have been terminated.

                                  ARTICLE VII
                   SUBORDINATION OF INTERCOMPANY INDEBTEDNESS

         7.1. The Grantor agrees that any and all claims of the Grantor against any other Loan Party with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided, that, for the avoidance of doubt, so long as no Event of Default shall be continuing, each Guarantor may make loans to and receive payments in the ordinary course with respect to Intercompany Indebtedness (as hereinafter defined) from any other Loan Party to the extent not prohibited by the terms of the Credit Agreement and the other Loan Documents. If all or any part of the assets of any Loan Party, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Loan Party, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Loan Party is dissolved or if substantially all of the assets of any such Loan Party are sold, then, and in any such event (such events being herein referred to as an "Insolvency Event"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Loan Party to the Grantor ("Intercompany Indebtedness") shall be paid or delivered directly to the Collateral Agent for application to the Secured Obligations, due or to become due, until the Secured Obligations shall have been fully paid and satisfied in cash. Should any payment, distribution, security or instrument or proceeds thereof be received by the Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Secured Obligations, the Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for any necessary endorsement or assignment of the Grantor), for application to the Secured Obligations, due or to become due, until the Secured Obligations shall have been fully paid and satisfied in cash, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Secured Parties.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1. Secured Party Performance of Grantor's Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which the Grantor has agreed to perform or pay in this Security Agreement and the Grantor shall reimburse the Collateral Agent for any reasonable amounts paid by the Collateral Agent pursuant to this Section 8.1. The Grantor's obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

         8.2. Authorization for Secured Party to Take Certain Action. The Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable solely to give the Collateral Agent Control over such Securities or other Investment Property, (ii) following the occurrence and during the continuance of an Event of Default, to enforce payment of the Instruments, Accounts and General Intangibles (other than Equity General Intangibles) which are Collateral in the name of the Collateral Agent or the Grantor, (iii) following the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations and (iv) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and the Grantor agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent in connection therewith, provided that this authorization shall not relieve the Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

         8.3. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent.

         8.4. Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

         8.5. Taxes and Expenses. Any stamp, documentary or (to the extent provided in the Credit Agreement) withholding taxes payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Collateral Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Collateral Agent) paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.

         8.6. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

         8.7. CHOICE OF LAW. SUBMISSION TO JURISDICTION. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). EACH OF THE GRANTOR AND THE COLLATERAL AGENT (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION ARISING OUT OF ANY LOAN DOCUMENT, (II) AGREES THAT ALL CLAIMS IN SUCH ACTION MAY BE DECIDED IN SUCH COURT, (III) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM AND (IV) CONSENTS TO THE

SERVICE OF PROCESS BY MAIL. A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT ITS RIGHT TO BRING ANY ACTION IN ANY OTHER COURT. THE GRANTOR AGREES THAT THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE GRANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE COLLATERAL AGENT OR THE LENDERS. THE GRANTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE COLLATERAL AGENT TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. THE GRANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE COLLATERAL AGENT MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

         8.8. Indemnity. The Grantor hereby agrees to indemnify the Collateral Agent and its successors, assigns, agents and employees (each, an "indemnified party"), from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Collateral Agent is a party thereto) imposed on, incurred by or asserted against the Collateral Agent, or its successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the ownership, delivery, possession, or other disposition of any Collateral except to the extent that such liabilities, damages, penalties, costs or expenses were caused by the gross negligence or willful misconduct of such indemnified party.

         8.9. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Grantor, at its address at One Energy Plaza, Jackson, Michigan 49201, Attention:
S. Kinnie Smith, Jr., Attention: Laura L. Mountcastle, and if to the Collateral Agent, at its address specified in the Credit Agreement, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed or telecopied, be effective five days after when deposited in the mails, or when telecopied.

         8.10. Continuing Security Interest; Assignments under Credit Agreement. This Security Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier to occur of (x) the payment in full of all Secured Obligations now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise, and all other amounts payable under this Security Agreement and the termination of all of the Commitments or (y) the release by the Collateral Agent of its security interest in all of the Collateral, (ii) be binding upon the Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of, and be enforceable by, the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii) and
Section 8.3 above, any Lender
may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and any Promissory Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however to the provisions of Sections 9.03 and 10.07 of the Credit Agreement. Upon the earlier to occur of (A) the payment in full of all Secured Obligations now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise, and all other amounts payable under this Security Agreement and the termination of all of the Commitments or (B) the release by the Collateral Agent of its security interest in all of the Collateral, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. In addition, the Collateral Agent shall release any Collateral as permitted or required pursuant to Section 9.03 of the Credit Agreement. Upon any such termination, the Collateral Agent will, at the Grantor's expense, return to the Grantor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

         8.11. WAIVER OF JURY TRIAL. THE GRANTOR AND THE COLLATERAL AGENT EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

         8.12. No Novation. It is the intention of the parties hereto that this Security Agreement be merely an amendment and restatement of the Existing Security Agreement and not constitute a novation of the grants of security or the obligations thereunder.

                    [Remainder of page intentionally blank.]

         IN WITNESS WHEREOF, the Grantor and the Collateral Agent have executed this Security Agreement as of the date first above written.

                                        CMS ENERGY CORPORATION

                                        By: /s/ LAURA L. MOUNTCASTLE
                                            --------------------------------
                                             Title: Vice President and Treasurer

AGREED AND ACKNOWLEDGED:

CITICORP USA, INC., as Collateral Agent


By: /s/ Dhaya Ranganathan
    -------------------------------
    Title: Vice President

                               Signature Page to
                  Third Amended and Restated Pledge Agreement
                                  (CMS Energy)

                                   EXHIBIT "A"

               List of Pledged Securities and Pledged Instruments
                     (See Section 3.4 of Security Agreement)

                                        STOCK OWNED BY CMS ENERGY CORPORATION:

         Issuer                Certificate Number        Number of Shares          Percentage Ownership Interest
         ------                ------------------        ----------------          -----------------------------
    CMS Enterprises                   01                           100                         100%
        Company

Consumers Energy Company              04                    84,108,789                         100%

                     INSTRUMENTS OWNED BY CMS ENERGY CORPORATION

Obligor                     Amount                    Interest Rate             Maturity
-------                     ------                    -------------             --------
None

          GENERAL INTANGIBLES AND OTHER SECURITIES OR OTHER INVESTMENT
                   PROPERTY (CERTIFICATED AND UNCERTIFICATED)
                        OWNED BY CMS ENERGY CORPORATION:

Issuer                   Description of Collateral                          Percentage Ownership Interest
------                   -------------------------                          -----------------------------
None

                                   EXHIBIT "B"
                     (See Section 3.1 of Security Agreement)

              OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

                         Secretary of State of Michigan

                                      B-1